                                                                    EXHIBIT 10.1

                           PURCHASE AND SALE AGREEMENT

         THIS PURCHASE AND SALE AGREEMENT (this "AGREEMENT") made as of this ______ day of March, 2004, between OFFICE DEPOT, INC., a Delaware corporation, having an address at 2200 Old Germantown Road, Delray Beach, Florida 33445 ("PURCHASER") and TOYS "R" US, INC., a Delaware corporation, and its affiliated companies identified on EXHIBIT A-5 annexed hereto, each having an office at One Geoffrey Way, Wayne, New Jersey 07470 (collectively, "SELLER").

                              PRELIMINARY STATEMENT

         A. Seller is the owner of the subdivided real property identified on EXHIBIT A-1.1 attached hereto and hereby made a part hereof (individually an "OWNED PROPERTY" and collectively, the "OWNED PROPERTIES"), together with the improvements thereon. Purchaser desires to purchase the Owned Properties from Seller.

         B. Seller is also the owner of the real property identified on EXHIBIT A-1.2 attached hereto and hereby made a part hereof. Purchaser desires to purchase a portion of the real property identified on EXHIBIT A-1.2, which portion shall be established in accordance with Section 2.4 hereof, conditioned upon Seller successfully subdividing the real property identified on EXHIBIT A-1.2. (Such portions are herein individually called a "SIDE BY SIDE OWNED PROPERTY" and collectively, the "SIDE BY SIDE OWNED PROPERTIES").

         C. Seller is the lessee or sublessee of the real property identified on EXHIBIT A-2.1 attached hereto and hereby made a part hereof, together with the improvements thereon (individually a "LEASED PROPERTY" and collectively, the "LEASED PROPERTIES"), pursuant to the leases and ancillary documents set forth on EXHIBIT A-2.1 for each Leased Property (individually an "A-2.1 LEASE" and collectively, the "A-2.1 LEASES"). Purchaser desires to acquire by assignment all of Seller's leasehold estate, right, title and interest in and to the Leased Properties under the A-2.1 Leases.

         D. Seller is also the lessee or sublessee of the real property identified on EXHIBIT A-2.2 attached hereto and hereby made a part hereof, together with the improvements thereon, pursuant to the leases and ancillary documents set forth on EXHIBIT A-2.2 (individually, an "A-2.2 LEASE" and collectively, the "A-2.2 LEASES"). Purchaser desires to take an assignment of the A-2.2 Leases with respect to a portion of the real property described on EXHIBIT A-2.2, which portion shall be established in accordance with Section 2.4 hereof, conditioned upon Seller successfully bifurcating the A-2.2 Leases in accordance with Section 2.4 hereof. (Such portions are herein individually called a "SIDE BY SIDE LEASED PROPERTY" and collectively the "SIDE BY SIDE LEASED Properties").



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         E. Seller is also the lessee or sublessee of the real property identified on EXHIBIT A-3 attached hereto and hereby made a part hereof, together with the improvements thereon (individually a "RENTAL RATE PROPERTY" and collectively, the "RENTAL RATE PROPERTIES"), pursuant to the leases and ancillary documents set forth on EXHIBIT A-3 for each Rental Rate Property (individually an "A-3 LEASE" and collectively, the "A-3 LEASES"). (The A-2.1 Leases, the A-2.2 Leases and the A-3 Leases are sometimes herein individually referred to as a "LEASE" and collectively referred to as the "LEASES".)

         NOW, THEREFORE, Seller and Purchaser hereby covenant and agree as follows:

                             ARTICLE 1. DEFINITIONS

         1.1 For purposes of this Agreement, unless the context shall otherwise indicate, the terms set forth below shall be defined as follows:

                  (a) "ENCUMBRANCES" -shall mean, subject to Section 4.3 hereof, taxes and assessments which are a lien but not yet due and payable (subject to proration in accordance with Section 5.4 hereof); any applicable laws, rules, regulations, statutes, ordinances, orders or other legal requirements affecting the "Properties" (hereinafter defined), including, without limitation, those relating to zoning and land use; liens, mortgages, deeds of trust or other instruments to secure debt and judgments ("MONETARY ENCUMBRANCES"); easements, encumbrances, matters, exceptions and state of facts affecting the Properties, of record or disclosed to Purchaser, or which would be revealed to Purchaser by a current survey or inspection of the Properties or of "Seller's Records" (hereinafter defined) relating thereto; and the terms, covenants, restrictions and conditions set forth in the Leases.

                  (b) "PROPERTIES" - shall mean collectively the Owned Properties, the Side by Side Owned Properties, the Leased Properties, the Side by Side Leased Properties and the Rental Rate Properties. "SIDE BY SIDE PROPERTY" shall mean, individually and collectively, the Side by Side Owned Properties and the Side By Side Leased Properties. The term "PROPERTY" shall mean individually, each of the Owned Properties, Side by Side Owned Properties, Leased Properties, Side by Side Leased Properties and Rental Rate Properties.

                  (c) "CLOSING" - shall mean the date provided in Section 5.1 or such other date as the parties may mutually designate for delivery of the deeds to the Owned Properties (and any Side By Side Owned Properties which become subdivided), Pre-Paid Leases (or under the circumstances described in Section 2.3(c), a "Building Lease", hereinafter defined) for the Side by Side Owned Properties, and delivery of the "Assignment and Assumption Agreement"


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(hereinafter defined) for the Leased Properties and the Rental Rate Properties
(and any Side By Side Leased Properties, the leases for which have been bifurcated), and Pre-Paid Subleases for the Side by Side Leased Properties and the payment of the "Consideration" (hereinafter defined).

                  (d) "GOVERNING AGREEMENTS" - shall mean the Encumbrances and such other documents, instruments and agreements contained in Seller's Records, or delivered to Purchaser in accordance with the terms of this Agreement.

                  (e) "MAXIMUM EXPENDITURE" - With respect to any Owned Property Leased Property, Side by Side Owned Property or Side by Side Leased Property which is not subject to the rights of a third party to acquire Seller's interest therein (a "RECAPTURE RIGHT"), "MAXIMUM EXPENDITURE" shall mean the sum of Two Million One Hundred Fifty-Three Thousand Three Hundred Seventy Dollars ($2,153,370.00). With respect to any Owned Property, Leased Property, Side by Side Owned Property or Side by Side Leased Property which is subject to a Recapture Right which requires payment by a third party to Seller upon the exercise of such Recapture Right ("RECAPTURE PAYMENT") which exceeds the sum of Two Million One Hundred Fifty-Three Thousand Three Hundred Seventy Dollars ($2,153,370.00), "MAXIMUM EXPENDITURE" shall mean (x) Two Million One Hundred Fifty-Three Thousand Three Hundred Seventy Dollars ($2,153,370.00), less (y) the positive difference between the Recapture Payment less Two Million One Hundred Fifty-Three Thousand Three Hundred Seventy Dollars ($2,153,370.00). If the resulting difference is a negative amount, then the Maximum Expenditure as to that Property shall be zero. With respect to any Owned Property, Leased Property, Side by Side Owned Property or Side by Side Leased Property which is subject to a Recapture Right which requires a Recapture Payment less than Two Million One Hundred Fifty-Three Thousand Three Hundred Seventy Dollars ($2,153,370.00), "MAXIMUM EXPENDITURE" shall mean the sum of Two Million One Hundred Fifty-Three Thousand Three Hundred Seventy Dollars ($2,153,370.00). With respect to any Rental Rate Property, "MAXIMUM EXPENDITURE" shall mean fifty percent (50%) of the positive difference between the net current value of the rental payable by Purchaser to Seller for the remainder of the currently existing term of the applicable Lease, less the net current value of the rental payable by Seller as lessee or sublessee for the remainder of the currently existing term of the applicable Lease. "NET CURRENT VALUE" shall be determined by discounting at a discount rate equal to eight percent (8%) per annum.

                  (f) "EXPENDITURE OBLIGATIONS" shall mean only those amounts expended by Seller in the performance of its obligations with respect to a Property under Section 4.1(b) (other than for discharge of Monetary Encumbrances), Section 4.2(b) and obtaining the documents required to be delivered at Closing pursuant to paragraphs (j), (k), (l), (m), (n), (o) and (p) of Section 5.2 of this Agreement. In addition, with respect to Rental Rate Properties only, Expenditure Obligations for a Property shall also include those amounts expended by Seller in performance of its obligations under Section 2.3(a) of this Agreement.



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

                         ARTICLE 2. PURCHASE AND SALE.

         2.1 Seller agrees to sell and convey the Owned Properties and the Side by Side Owned Properties (or, in certain events more fully set forth hereinafter, lease the Side by Side Owned Properties), to convey by assignment all of Seller's leasehold (or subleasehold) estate, right, title and interest in and to the Leased Properties and the Side by Side Leased Properties (or, in certain events more fully set forth hereinafter, sublease the Side by Side Leased Properties) and to assign and convey Seller's leasehold estate, right, title and interest in and to the Rental Rate Properties to Purchaser (or, with respect to the Virginia Beach, Virginia Rental Rate Property, convey a subleasehold estate pursuant to a Building Lease with Purchaser), and Purchaser agrees to purchase the Owned Properties (or lease as to the Side by Side Owned Properties), to assume (or sublease as to the Side by Side Leased Properties) Seller's leasehold (or subleasehold) estate, right, title, interest and obligations under the A-2.1 Leases and A-2.2 Leases, and to assume Seller's leasehold (or subleasehold) estate, right, title, interest and obligations under the A-3 Leases (except with respect to the Virginia Beach, Virginia Rental Rate Property, as set forth above) for the Consideration on the terms and conditions hereinafter set forth. Said sales and conveyances, leases, subleases and assignments shall include all of the Seller's right, title and interest in and to all improvements (including, without limiting the generality of the foregoing, leasehold improvements) fixtures and equipment of every kind and description attached to, erected upon, situated in or upon, forming a part of, or appurtenant to each of the Owned Properties, the Side by Side Owned Properties, the Leased Properties, the Side by Side Leased Properties and the Rental Rate Properties.

         2.2 The aggregate consideration to be paid by Purchaser to Seller at Closing for the Owned Properties and the Leased Properties (the "CONSIDERATION") shall be One Hundred Ninety-Seven Million Three Hundred Thousand Dollars ($197,300,000.00), payable as follows:

                  (a) Within three (3) business days after Purchaser receives this Agreement fully executed by Seller and Purchaser, Purchaser shall deposit with the title insurance company designated by Purchaser (the "TITLE COMPANY") the sum of Nineteen Million Seven Hundred Thirty Thousand Dollars ($19,730,000.00) (as reduced by application to the Consideration at Closing in accordance with Section 5.1 hereof, the "DEPOSIT"), to be held in escrow by the Title Company pursuant to conditions reasonably established and agreed upon by the parties and disbursed in accordance with the terms of this Agreement. The Deposit shall be applied to the Consideration at Closing unless required to be otherwise delivered to Purchaser or Seller pursuant to the terms of this Agreement. Except as otherwise provided in this Agreement, the Deposit, together with interest accrued thereon, shall be non-refundable, and, unless applied to the Consideration or required to be delivered to Purchaser pursuant to the terms of this Agreement, shall become the sole and exclusive property of Seller. The Deposit shall be held in an interest bearing account of a federally insured


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banking institution. All interest earned on the Deposit shall either (i) at the time of Closing, be delivered to Seller and credited toward the Consideration or
(ii) paid to Purchaser if this Agreement terminates and, in accordance with the terms of this Agreement, the Deposit is refunded to Purchaser, or (iii) paid to Seller if this Agreement terminates and, in accordance with the terms of this Agreement, the Deposit is paid to Seller.

                  (b) The balance of the Consideration shall be paid by Purchaser to Seller at Closing by wire transfer of immediately available funds.

         2.3 (a) If this Agreement is terminated with respect to any Owned Property, Side by Side Owned Property, Leased Property or Side by Side Leased Property, the Consideration shall be reduced by the sum of Two Million One Hundred Fifty-Three Thousand Three Hundred Seventy Dollars ($2,153,370.00) for each such Property.

                  (b) If this Agreement is terminated with respect to less than five (5) of the Rental Rate Properties, there shall be no adjustment in the Consideration. If this Agreement is terminated with respect to five (5) or more, but less than eleven (11) of the Rental Rate Properties, the Consideration shall be reduced by One Million Eight Hundred Thirty-Three Thousand Three Hundred Thirty-Three Dollars ($1,883,333.00). If this Agreement is terminated with respect to eleven (11) or more, but less than seventeen (17) of the Rental Rate Properties, the Consideration shall be reduced by an additional One Million Eight Hundred Thirty-Three Thousand Three Hundred Thirty-Three Dollars ($1,883,333.00). If this Agreement is terminated with respect to seventeen (17) or more of the Rental Rate Properties, the Consideration shall be reduced by an additional One Million Eight Hundred Thirty-Three Thousand Three Hundred Thirty-Three Dollars ($1,883,333.00). Notwithstanding the foregoing, if prior to the date of final Closing under this Agreement (i) Purchaser obtains, or Seller obtains for the benefit of Purchaser, a restrictive covenant, for a period of not less than ten (10) years, against use of a Rental Rate Property with respect to which this Agreement has been terminated for an Office Supply Use (as defined in Section 4.3(a) hereof), such Rental Rate Property shall not be included for purposes of determining any reduction in the Consideration in accordance with this Section 2.3(b), or (ii) Purchaser obtains, or Seller obtains for the benefit of Purchaser, a right of first refusal, reasonably satisfactory to Purchaser, to enter into a direct lease between Purchaser and the owner or underlying lessee of such Rental Rate Property with respect to which this Agreement has been terminated for the first occupancy of such Rental Rate Property after termination of the applicable A-3 Lease, such Rental Rate Property shall not be included for purposes of determining any reduction in the Consideration in accordance with this Section 2.3(b), or (iii) if Seller, at or prior to Closing, and prior to conveyance of Seller's right, title and interest as lessee or sublessee under such A-3 Lease to a third party, executes and records, a restrictive covenant, for the then remaining term of the applicable A-3 Lease, as same may be extended (but in no event exceeding ten (10) years), against use of a Rental Rate Property with respect to which this Agreement has been terminated for an Office Supply Use (but with respect to which Seller


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remains lessee), such Rental Rate Property shall not be included for purposes of determining any reduction in the Consideration in accordance with this Section 2.3(b), or (iv) Purchaser, prior to the date of final Closing under this Agreement, enters into an agreement for use or occupancy of a Rental Rate Property with respect to which this Agreement has been terminated, such Rental Rate Property shall not be included for purposes of determining any reduction in the Consideration in accordance with this Section 2.3(b). If this Agreement is terminated with respect to a Rental Rate Property Seller agrees to use good faith efforts to obtain, prior to date of the final Closing under this Agreement, either the restrictive covenant described in clause (i) above, or the right of first refusal described in clause (ii) above.

                  (c) If Seller is prohibited by any state, county, municipal or other governmental statute, ordinance, rule or regulation from conveying leasehold title to the building existing thereon and at least the land thereunder with respect to any Side by Side Owned Property which has not been legally subdivided prior to Closing, the Consideration shall be reduced by the sum of Two Million One Hundred Fifty-Three Thousand Three Hundred Seventy Dollars ($2,153,370.00) for each such Side by Side Owned Property, and Seller and Purchaser shall, at Closing, execute and deliver a "Building Lease" in the form annexed hereto as EXHIBIT G. The fixed rent payable under the Building Lease for any Side by Side Owned Property shall be the amount of Two Hundred Fifteen Thousand Three Hundred Seventy Dollars ($215,370.00) per annum which shall be increased by ten percent (10%) every ten (10) years. The Building Lease may be terminated by the tenant thereunder as of the date of the next increase in fixed rent by giving at least one hundred eighty (180) days prior notice of termination. If, subsequent to Closing, the Side by Side Owned Property is subdivided pursuant to the provisions of the Building Lease then such Side by Side Owned Property shall be conveyed to Purchaser in accordance with the terms of this Agreement for the Purchase Price of Two Million One Hundred Fifty Three Thousand Three Hundred Seventy Dollars ($2,153,370.00) less the total of fixed rent previously paid under the Building Lease.

         2.4 Within fifteen (15) days after the Execution Date, Purchaser and Seller shall mutually and reasonably agree upon subdivision lines establishing the Side by Side Properties (the "LOT LINES"), which shall, in each instance, include the building constructed on such Side by Side Property, the loading dock and appurtenant facilities thereto and land sufficient for the operation of Purchaser's retail business thereon and the continued operation of Seller's retail business on the remaining portion of such property owned by Seller. If, in Seller's reasonable judgment, the platting or subdivision required to legally separate any Side by Side Owned Property from adjacent property owned by Seller is not obtainable in a timely manner prior to Closing except as provided to the contrary in Section 2.3(c) above, Seller and Purchaser shall, at Closing, enter into a "Pre-Paid Lease" in the form annexed hereto as EXHIBIT D so as to convey to Purchaser leasehold title to any Side by Side Owned Properties which are not


                                       6
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legally subdivided from adjacent property owned by Seller. If any Lease for a
Side by Side Leased Property cannot be reasonably bifurcated in a manner reasonably acceptable to Seller and Purchaser in a timely manner prior to Closing, except as provided to the contrary in Section 2.3(c) above, Seller and Purchaser shall, at Closing, enter into a "Pre-Paid Sublease" in the form annexed hereto as EXHIBIT E, so as to convey to Purchaser subleasehold title to any Side by Side Leased Properties the Leases for which are not capable of being bifurcated in a manner reasonably acceptable to Seller and Purchaser.

         2.5 If Seller is unable to obtain a recognition agreement as required by Section 5.2(p) with respect to any Side by Side Leased Property (the Lease for which has not yet been bifurcated and therefore is not being assigned to Purchaser), Purchaser may elect to terminate this Agreement with respect to the subject Side by Side Leased Property, or proceed to Closing with respect to the subject Side by Side Leased Property without the benefit of a recognition agreement, in which event a portion of the Consideration in the amount of Two Million One Hundred Fifty-Three Thousand Seven Hundred Dollars ($2,153,700.00) for each such Side by Side Leased Property shall be paid to Seller, commencing on the date of Closing for such Side By Side Leased Property, in equal monthly installments over the then current term of the applicable A-2.2 Lease, which obligation shall survive Closing.

                          ARTICLE 3. REPRESENTATIONS.

         3.1 Seller represents, warrants and covenants to Purchaser that the following statements are now, and will, in all material respects (except as modified by the performance of Seller's obligations under this Agreement) on the date of Closing be, true and accurate:

                  (a) Each Seller is a corporation or limited liability company, as indicated, organized and existing under the laws of the State set forth on EXHIBIT A-5 annexed hereto and, collectively, hold title to the entire leasehold and fee estates being conveyed hereunder. Each Seller has the full capacity, right, power and authority to execute, deliver and perform this Agreement and all documents to be executed by such Seller pursuant hereto, and all required actions and approvals therefor have been, or prior to the date of Closing will be, duly taken and obtained. The individuals signing this Agreement and all other documents executed or to be executed pursuant hereto on behalf of Seller are and shall be duly authorized to sign the same on Seller's behalf and to bind Seller thereto. The provisions hereof shall survive Closing.

                  (b) This Agreement and all documents to be executed pursuant hereto by Seller are and shall be binding upon and enforceable against Seller in accordance with their respective terms. The provisions hereof shall survive Closing.



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                  (c) Seller has not (i) made a general assignment for the
benefit of creditors, (ii) filed any involuntary petition in bankruptcy or suffered the filing of any involuntary petition by Seller's creditors, (iii) suffered the appointment of a receiver to take possession of all or substantially all of Seller's assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Seller's assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or compromise to its creditors generally, and has no intention to do so in the foreseeable future.

                  (d) With the exception of this Agreement, and any other rights granted under the Governing Agreements, there is no outstanding option or right to purchase any of the Properties, or any part thereof.

                  (e) Seller has not received any notices of violations of law or municipal ordinances, laws governing "Hazardous Substances" (as defined in Section 14.1), orders or requirements noted in or issued by any governmental department having authority with respect to the Properties, other than those contained in Seller's Records, if any, or of which Seller has otherwise notified Purchaser in writing not less than fifteen (15) days prior to the "Environmental Investigation Deadline" (as hereinafter defined).

                  (f) Until the Closing, Seller agrees to maintain the Properties and all mechanical equipment used in the operation of the Properties so that the Properties shall be in the same condition at the Closing as they were on the date of execution and delivery of this Agreement by Purchaser and Seller (the "EXECUTION DATE"), except for normal use, wear and tear, the effects of fires or other casualty and the acts of governmental authority.

                  (g) Seller has not received notice of any takings or condemnations, actions, suits or proceedings pending or threatened against or affecting Seller or the Properties, at law or in equity, or before any federal, state or municipal governmental or quasi-governmental department, commission, board, bureau, body, authority, official, agency or instrumentality which, if determined adversely to Seller, would materially adversely affect the Properties or the operation thereof.

                  (h) As of the Execution Date, Seller has made and/or shall make available originals or true copies of all leases, subleases, title documents, surveys, environmental reports and other documents in Seller's possession or control relating to the Properties ("SELLER'S RECORDS"). The provisions hereof shall survive Closing.

                  (i) Seller has not received notice of any application for any zoning change or pending zoning ordinance amendment which would materially adversely affect any of the Properties, except as contained in Seller's Records.



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                  (j) To the best of Seller's knowledge, the Properties and the present use and condition thereof do not violate any applicable deed restrictions or other covenants, restrictions or agreements, site plan approvals, zoning regulations or subdivision regulations applicable to the Properties, as modified by any duly issued variances.

                  (k) Intentionally Omitted.

                  (l) Seller has no knowledge of any material physical defect with respect to the buildings located on the Properties, except as set forth on
Schedule 1 annexed hereto.

                  (m) Seller has no knowledge of any assessments that are liens against the Properties which are not shown in the official records of the taxing authorities of the jurisdiction in which the Properties are located, except as set forth on Schedule 2 annexed hereto; and Seller has not been notified of any possible future improvements that might create an assessment against any part of the Properties, except as set forth on Schedule 2 annexed hereto.

                  (n) To the best of Seller's knowledge, no part of the Properties have been used by Seller for storage or disposal (whether pursuant to law or otherwise) of any Hazardous Substances and Seller has no knowledge that any part of the Properties have been contaminated by Hazardous Substances, except as disclosed by Seller's Records.

                  (o) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein, will violate any provision of the certificate of incorporation or by-laws of Seller or any law, rule, regulation, writ, judgment, injunction, decree, determination, award or other order of any court, government, or governmental agency or instrumentality, domestic or foreign, or conflict with or result in any breach of any of the terms of or the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature pursuant to the terms of any contract or agreement to which Seller is a party or by which Seller or any of the assets of Seller is bound.

                  (p) Except as disclosed by the Governing Agreements, the Properties are free of any right of possession or claim of right of possession of any party other than Seller. Seller will not further sell, encumber, convey, assign, pledge, lease or contract to sell, convey, assign, pledge, encumber or lease all or any part of the Properties, nor restrict the use of all or any part of the Properties, nor take or cause or allow to be taken any action in conflict with this Agreement at any time between the Execution Date and (i) Closing, or
(ii) the earlier termination of this Agreement pursuant to its terms.

         The foregoing representations and warranties, whether stated to be to Seller's knowledge, to the best of Seller's knowledge or otherwise, are limited to the actual current knowledge, as of the Execution Date, without duty of


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

investigation or inquiry, of (x) David Picot, - Seller's Vice President of Real Estate, Design and Construction, (y) Chris Kay -Seller's Executive Vice President - Operations, (z) Michael Tumolo -Seller's Vice President - Real Estate Counsel, (xx) Craig McLaughlin -Seller's Director of Asset Management, and (yy) Dan Abel and Bill Palkewick - each a Director of Real Estate for Seller, without imputation of knowledge of matters not within the actual current knowledge of such person.

         3.2 Purchaser acknowledges that, except as expressly set forth in
Section 3.1, Seller has not made and does not make any representations or warranties, expressed or implied, concerning the Properties which have induced Purchaser to execute this Agreement, including, without limitation, as to the physical condition, income, rents, leases, expenses, operations, value of the Properties, adequacy or fitness for use or any other matter or thing affecting or related to the Properties or this transaction that might be pertinent in considering the acquisition of the Properties, or Seller's estate, right, title and interest therein. Seller shall not be liable or bound by any express or implied warranties, guaranties, promises, statements, representations or information pertaining to the Properties, made or furnished by any real estate broker, agent, employee, servant, officer, director, partner, shareholder or other person representing or purporting to represent Seller, unless such warranties, guaranties, promises, statements, representations or information are set forth in this Agreement.

         3.3 Purchaser represents to Seller that the following statements are now, and will on the date of Closing be, true and accurate:

                  (a) Purchaser is a corporation organized and existing under the laws of the State of Delaware and has the full capacity, right, power and authority to execute, deliver and perform this Agreement and all documents to be executed by Purchaser pursuant hereto, and all required actions and approvals therefor have been, or prior to the date of Closing will be, duly taken and obtained. The individuals signing this Agreement and all other documents executed or to be executed pursuant hereto on behalf of Purchaser are and shall be duly authorized to sign the same on Purchaser's behalf and to bind Purchaser thereto.

                  (b) This Agreement and all documents to be executed pursuant hereto by Purchaser are and shall be binding upon and enforceable against Purchaser in accordance with their respective terms.

                  (c) The execution and performance of this Agreement by Purchaser will not violate its certificate of incorporation or governing documents, or any other agreement to which Purchaser is a party.

                  (d) Purchaser has not (i) made a general assignment for the benefit of creditors, (ii) filed any involuntary petition in bankruptcy or suffered the filing of any involuntary petition by Purchaser's creditors, (iii) suffered the appointment of a receiver to take possession of all or substantially all of Purchaser's assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Purchaser's assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or compromise to its creditors generally, and has no intention to do so in the foreseeable future.

                          ARTICLE 4. "AS IS" PURCHASE.

         4.1 (a) Purchaser shall have the right, until April 15, 2004 (the "TITLE REVIEW PERIOD"), to (i) examine title to, and surveys of, each of the Properties and to (ii) investigate other issues for the purpose of discovering matters which in Purchaser's reasonable opinion, would materially interfere with the operation of the Property for a retail business such as, but not limited to those relating to parking and/or access (individually an "OTHER MATTER" and collectively, "OTHER MATTERS").

                  (b) If Purchaser determines during the Title Review Period that title with respect to a particular Property is not reasonably satisfactory to Purchaser or that Other Matters exist, Purchaser shall give Seller written notice to that effect, together with, as to a title objection, a copy of the document or instrument to which Purchaser objects, prior to the expiration of the Title Review Period. If such notice of objection is not delivered prior to expiration of the Title Review Period, title and Other Matters relating to the particular Properties for which notice of objection is not given shall be deemed approved by Purchaser. Seller shall, at or prior to Closing, pay and discharge of record any mortgages or deeds of trust encumbering the Properties and cure any other Monetary Encumbrances (such other Monetary Encumbrances are hereinafter called "OTHER MONETARY ENCUMBRANCES"), and use "reasonable efforts" to cure or remove at or prior to Closing all other title matters to which Purchaser has objected during the Title Review Period. A title objection shall be deemed "cured" if the Title Company is willing to (i) omit (without further exception or exclusion from coverage, and without additional cost to Purchaser) the objectionable lien, covenant, restriction or encumbrance, or (ii) affirmatively insure on terms reasonably acceptable to Purchaser against collection of a Monetary Encumbrance out of the subject Property, or (iii) affirmatively insure on terms reasonably acceptable to Purchaser against enforcement of the objectionable covenant, restriction or encumbrance against Purchaser or the subject Property. If Seller is unable to cure an Other Monetary Encumbrance then Seller shall be required to pay and discharge same of record. Purchaser and Seller agree that affirmative insurance against enforcement of the terms of a Lease shall not be acceptable to Purchaser. Seller may, at Closing, authorize the Title Company to use a portion of the Consideration to pay Monetary Encumbrances in which event the existence of any such Monetary Encumbrances shall not be deemed objections to title. If Seller is unable, at or prior to Closing, to cure any title objections or Other Matter, Seller is required by the terms of this Agreement to use reasonable efforts to cure, Purchaser may accept title to and may accept Other Matters affecting, the applicable Property as it is and proceed to Closing on the applicable Property without reduction of the Consideration, or terminate this Agreement with respect to the applicable Property and there shall be no further obligations hereunder with respect to said Property. If Seller does not, at or prior to Closing, (i) satisfy any mortgages or deeds of trust that it is required to satisfy, or (ii) cure or satisfy any Other Monetary Encumbrances that it is required to satisfy, then Purchaser may at Closing satisfy same and deduct the cost thereof from the Consideration. Notwithstanding anything to the contrary, Seller has no obligation to satisfy any mortgages or liens which have not been created by or have not been imposed or filed against Seller. Seller shall also use "reasonable efforts" to correct and cure any Other Matter. Notwithstanding anything to the contrary contained in this Agreement, although certain documents are listed in the Exhibits attached to this Agreement, Purchaser shall not be deemed to have waived its right to object to any matter of title or Other Matters with respect to such documents.

         4.2 (a) Seller shall, after the Execution Date, through the date of Closing, make Seller's Records available to Purchaser, at reasonable times, at Seller's offices, on reasonable advance notice from Purchaser to Seller. Purchaser shall have the right to obtain and examine the missing documentation set forth on EXHIBIT F annexed hereto and made a part hereof which has not been disclosed by Purchaser's current title search (the "OMITTED INFORMATION"), and any additional Omitted Information disclosed by Purchaser's examination of title, or by any Omitted Information obtained by Purchaser, or by Purchaser's continuing review of Seller's Records.

                  (b) If Purchaser determines that the Omitted Information with respect to a particular Property is reasonably unsatisfactory to Purchaser, Purchaser may, within fifteen (15) days after the later of the Execution Date, or the date on which an item of Omitted Information is provided to or obtained by Purchaser, but in no event later than the date of Closing, give Seller written notice to that effect. Purchaser is deemed to have objected to the Omitted Information set forth on EXHIBIT F. If such notice of objection is not delivered prior to the date specified above, the Omitted Information shall be deemed approved by Purchaser. Seller shall use "reasonable efforts" to correct, cure or remove at or prior to Closing any conditions or circumstances disclosed by Omitted Information of which Purchaser has timely given notice to Seller (which cure may include, among other things, the delivery of an estoppel certificate, reasonably acceptable to Purchaser, or other document or instrument at Closing), or (y) agreeing to credit the Consideration at Closing by an amount necessary to cure, correct or remove the specified condition(s). If Seller is unable, at or prior to Closing, to correct, cure or remove any condition or circumstance disclosed by the Omitted Information which is not reasonably satisfactory to Purchaser, Purchaser may proceed to Closing on the applicable Property without reduction of the Consideration, or terminate this Agreement with respect to the applicable Property and there shall be no further obligations hereunder with respect to said Property.

         4.3 (a) A matter of title (including, without limitation, matters disclosed by a survey), or an item of Omitted Information will be reasonably unsatisfactory if, and only of, the examination of the Omitted Information or title matter, as applicable, discloses: (i) any matters which would render title unmarketable, (ii) any matters (including, without limitation, exclusives and/or use restrictions) which would materially interfere with Purchaser's use or enjoyment of the particular Property for retail purposes or as an "Office Supply Use" (as hereinafter defined) or the primary use of a "Permitted Designee" (hereinafter defined) designated prior to the date which is ten (10) days after the Execution Date to acquire Purchaser's interest in the subject Property under this Agreement, or (iii) any Omitted Information the nature of which indicates same could materially interfere with Purchaser's use or enjoyment of the particular Property for retail purposes or as an Office Supply Use or the primary use of the Permitted Designee designated prior to the date which is ten
(10) days after the Execution Date to acquire Purchaser's interest in the subject Property under this Agreement, (iv) any Monetary Encumbrances which Seller is not required to satisfy, the foreclosure of which, or any underlying leases, the termination of which, would extinguish Purchaser's rights to possession, or (v) any discrepancies between the legal descriptions of any of the Properties annexed hereto and Purchaser's surveys of the Properties and site plans for such Properties. The term "OFFICE SUPPLY USE" as used herein shall mean an office supply superstore (which includes, without limitation, the sale of office supplies; office equipment/technology; office furniture; computer hardware and software; cellular telephones; and photocopy, facsimile, printing, shipping and related services).

                  (b) Except as otherwise expressly required by this Agreement, in no event shall Seller be required to bring any action or institute any proceeding, or to otherwise incur any costs or expenses in order to attempt to eliminate any matters of title or to otherwise cause title in the Properties to be in accordance with the terms of this Agreement on the date of Closing, or to obtain any Omitted Information, or to cure, correct or remove any condition or circumstance not reasonably acceptable to Purchaser disclosed by any Omitted Information.

                  (c) Seller agrees, at or prior to Closing, to use good faith to satisfy the conditions precedent to Closing on Seller's part to be performed, including, without limitation, obtaining the documents required to be delivered to Purchaser at Closing.

         4.4 For purposes of this Agreement, "reasonable efforts" shall include, without limitation, (i) the payment of money (or offer of payment) and (ii) a requirement that, to the extent Seller has a defensible claim and will not be subject to any sanctions for improper use of the courts, Seller commence and diligently prosecute judicial proceedings (not including appeals); for the purpose of obtaining, in all such instances, delivery of the documents and instruments included within the Expenditure Obligations and the expenditure of money to cure title objections and/or Other Matters. For purposes of this Agreement, "reasonable efforts" shall require the expenditure of up to (but not exceeding), in the aggregate for all Expenditure Obligations as to a Property, the Maximum Expenditure for the subject Property. If, after using "reasonable efforts" to satisfy Seller's obligations under this Agreement with respect to a

Property, the conditions precedent to Purchaser's obligation to proceed to Closing with respect to such Property have not been satisfied or the title objection or Other Matter not cured, Seller may give notice thereof to Purchaser. Within ten (10) business days after receipt of such notice from Seller, Purchaser may (i) advise Seller that Purchaser will proceed to Closing on the applicable Property on the Closing date without reduction of the Consideration, (ii) terminate this Agreement with respect to the applicable Property in which event there shall be no further obligations hereunder with respect to said Property, or (iii) advise Seller that it disputes Seller's contention that it has exercised reasonable efforts. If Purchaser disputes Seller's contention that it has exercised reasonable efforts then the parties will use good faith efforts to resolve said dispute. Seller and Purchaser agree to coordinate their efforts in negotiating with landlords and other third parties having an interest in the subject Properties for the purpose of obtaining the satisfaction of the conditions precedent with respect to Closing. Seller and Purchaser agree that neither party, nor their respective representatives, shall undertake any substantive discussions or negotiations with landlords or other third-parties having an interest in the subject Properties for the purpose of obtaining satisfaction of the conditions precedent to Closing without the participation or prior consent of the other. Each party will advise the other from time to time of the names and contact information for their respective representatives who are authorized to participate in such discussions and negotiations.

         4.5 Purchaser and Purchaser's employees, agents, representatives and contractors, shall have the right to enter upon the Properties for purposes of making such surveys, engineering studies, feasibility studies, environmental assessments, general inspections and other customary and reasonable studies, inspections and tests as Purchaser deems necessary, provided all entry shall be at the sole risk and expense of Purchaser and its employees, agents, representatives and contractors, and Purchaser (i) shall defend indemnify and hold Seller harmless from and against any and all claims, actions, losses, costs, damages, expenses (including reasonable attorneys' fees) resulting directly or indirectly from or arising out of Purchaser's entry upon the Properties, the conduct of any tests, studies or other investigations thereon, and/or the acts or omissions of Purchaser, its agents, contractors or employees; provided however, such indemnification shall not serve to relieve Seller of any liability which Seller might otherwise have, by law, arising out of Seller's negligent acts or omissions, (ii) repairs any damage to the Properties resulting from the performance of such tests and investigations; and (iii) procures and continues in force from and after the date of entry upon the Properties or any Property and continuing throughout the term of this license, comprehensive general liability insurance having a combined single limit of liability of Two Million Dollars ($2,000,000.00) for bodily injury, personal injury and property damage, arising out of any one occurrence. Such insurance policy shall be issued in the names and for the benefit of Seller and Purchaser, by an insurance company licensed to do business in the State in which the subject Property is located. Purchaser shall deliver to Seller certificates of insurance evidencing such insurance prior to the date Purchaser enters a Property. Notwithstanding the foregoing, provided Purchaser has a net worth of at least One Hundred Million Dollars ($100,000,000.00), Purchaser may "self insure" the insurance coverages required by this Section 4.5. Upon request, Purchaser shall deliver to Seller a statement of Purchaser's net worth in its last fiscal year as certified by an independent certified public accountant and computed in accordance with generally accepted accounting principles consistently applied. For so long as Purchaser is a publicly traded company, Purchaser's most recent annual report shall be deemed sufficient evidence of Purchaser's net worth. The minimum limits of the insurance coverage to be maintained by Purchaser hereunder shall not limit Purchaser's liability. The term of this license shall commence on the date of receipt by Seller of the insurance certificate required hereinabove, and shall terminate with respect to each Property upon termination of this Agreement with respect to such Property by either party pursuant to any provisions hereof. The indemnification provisions of this Section 4.5 shall survive Closing and/or the earlier termination of this Agreement. Purchaser shall deliver to Seller a copy of any and all tests, studies and reports prepared by or for Purchaser which relate to the physical aspects of the Properties.

         4.6 (a) Purchaser may, prior to March 31, 2004 (which date shall be extended to April 15, 2004 with respect to the Properties identified on SCHEDULE 3 annexed hereto), deliver notice to Seller (which notice shall include a copy of any report or study obtained by Purchaser, and, not later than ten (10) days thereafter, a bona fide fixed price bid for correction of the condition from a qualified contractor) ("DEFECT NOTICE") of (i) any heating, ventilating or air conditioning system located on a Property which is not in good working order,
(ii) any roof on a building constructed on any Property which is in a state of substantial disrepair, (iii) any asbestos containing materials within the building constructed on any Property which will require removal or remediation in connection with Purchaser's intended alterations to such Property, or (iv) any structural defects of any building constructed on a Property. Except to the extent correction of the condition is the obligation of a lessor or other third-party under the Governing Agreements, Purchaser shall receive a credit against the Consideration equal to the lesser of (x) the amount of the fixed price bid submitted with Purchaser's Defect Notice, or (y) the amount of a bona fide fixed price bid of a qualified contractor obtained by Seller (which may be obtained within the same time period Purchaser is permitted to obtain its bids), provided however, the amount of such credit in connection with removal or remediation of asbestos containing materials shall be further limited to fifty percent (50%) of the incremental additional cost of removal, remediation, transportation and disposal of such asbestos containing materials.

                  (b) If any violations of governmental codes, rules and regulations with respect to property owned by Seller adjacent to a Side-By-Side Property (i) existing on the Execution Date or (ii) discovered later and which could not have been reasonably discovered during Purchaser's due diligence (but not later than three hundred sixty-five (365) days after Closing of the particular Property) would prohibit the issuance of a building or construction permit for renovation of the subject Property and have been caused by Seller's acts or omissions, Purchaser may deliver notice to Seller (which notice shall include a copy of the notice of violation, and a bona fide fixed price bid for correction of the condition from a qualified contractor) (also a "DEFECT NOTICE"), and, except to the extent correction of the condition is the obligation of a lessor or other third-party under the Governing Agreements, Purchaser shall receive a credit against, or partial reimbursement of, the Consideration equal to the lesser of (x) the amount of the fixed price bid submitted with Purchaser's Defect Notice, or (y) the amount of a bona fide fixed price bid of a qualified contractor obtained by Seller. Seller's obligations under this Section 4.6(b) shall survive Closing. If Seller is not obligated to cure any such later discovered violation, then Seller shall cure same if Purchaser agrees to pay the reasonable cost thereof.

                  (c) If the fire suppression system serving a Side by Side Property consists of a single system, Seller, at its sole cost and expense, shall prior to Closing, if practicable under the circumstances, or, promptly after Closing with respect to the subject Property, re-zone the fire suppression system to provide separate protection to such Side by Side Property. Except as hereinafter provided, Seller's obligation with respect to such re-zoning shall be limited to the installation of a dedicated control valve with a flow and tamper switch on the existing riser for the system, and the connection of the existing system serving the Side by Side Property to the newly dedicated control valve. Purchaser shall be solely responsible for any other modifications to the existing system serving the Side by Side Property necessary to meet Purchaser's requirements or the requirements of Applicable Law.

         Anything contained herein to the contrary notwithstanding, in the event that the fire rating for the retail business to be conducted by Purchaser on such Side by Side Property (i) exceeds the fire rating for the retail business conducted by Seller or its affiliates in the property adjacent to such Side by Side Property, and (ii) as a result of such fire rating for Purchaser's business, the fire suppression system serving such Side by Side Property is required to be upgraded and/or a fire-rated wall is required to be installed within the Side by Side Property in order to meet the requirements of Applicable Law (the "UPGRADE WORK"), Purchaser shall deliver notice to Seller, which notice shall include documentation reasonably satisfactory to Seller evidencing the determination of such fire rating and the requirement for performance of the Upgrade Work, together with a bona fide fixed price bid for the performance of the Upgrade Work from a qualified contractor ("UPGRADE NOTICE"). Purchaser shall receive a credit against the Consideration in an amount equal to fifty percent (50%) of the lesser of (x) the amount of the fixed price bid submitted with Purchaser's Upgrade Notice, or (y) the amount of a bona fide fixed price bid for the performance of the Upgrade Work from a qualified contractor obtained by

Seller, provided however, that if the parties have not determined the amount of such credit prior to Closing, then Seller shall pay the amount of such credit to Purchaser from time to time, within ten (10) days after demand, as incurred by Purchaser. The provisions of this Section 4.6(c) shall survive the Closing.

         4.7 Seller warrants and represents to Purchaser that it will deliver the Properties to Purchaser on the date of Closing broom clean, but, except as otherwise expressly provided in this Agreement, otherwise "AS-IS" as of the date of Closing. Purchaser acknowledges and agrees that, except as otherwise expressly provided in this Agreement, it is purchasing the Properties "AS-IS" as of the date of Closing and based on its own inspection, investigation and evaluation.

                              ARTICLE 5. CLOSING.

         5.1 An initial "Closing" shall occur at the offices of the Title Company or such other location as shall be mutually agreed upon by Seller and Purchaser on or before April 30, 2004, or such earlier date as agreed to by the parties, provided that the conditions precedent to Closing for Properties are satisfied in accordance with the terms of this Agreement. From time to time, but not more frequently than bi-weekly, after the initial Closing, additional Closings shall occur at the offices of the Title Company or such other location as shall be mutually agreed upon by Seller and Purchaser as conditions precedent to Closing for Properties are satisfied in accordance with the terms of this Agreement. At any Closing of less than all of the Properties, the Consideration (as reduced pursuant to Section 2.3(a) hereof) to be paid at such Closing, and the amount of the Deposit to be applied to the Consideration at such Closing, shall be equal to Two Million, One Hundred Fifty-Three Thousand, Three Hundred Seventy ($2,153,370.00) Dollars multiplied by the number of Owned Properties, Side by Side Owned Properties, Leased Properties and Side By Side Leased Properties, and the amount of the Deposit to be applied against the consideration shall be Two Hundred Fifteen Thousand, Three Hundred Thirty-Seven ($215,337.00) Dollars multiplied by the number of Owned Properties, Side by Side Owned Properties, Leased Properties and Side By Side Leased Properties which are the subject of such Closing, plus all interest accrued on the Deposit to the date of Closing. At the last closing of all Properties which are to be conveyed pursuant to the terms of this Agreement, the unpaid Consideration (taking into account reductions of the Consideration contemplated by this Agreement) shall be paid to Seller and the undisbursed remaining balance of the Deposit, together with all undisbursed accrued interest, shall be paid to Purchaser.

         5.2 At Closing, and as a condition precedent to Purchaser's obligations which may be waived in writing by Purchaser (and Seller's obligations with respect to the matters in paragraphs (l) and (n) of this Section 5.2) to Close, Seller shall deliver to Purchaser:

                  (a) a limited warranty deed (or local equivalent) executed in recordable form by Seller, so as to convey to Purchaser fee simple to the Owned Properties and the Side by Side Owned Properties which are or have been legally subdivided from other property owned by Seller, subject to the Encumbrances and the Restriction set forth on EXHIBIT B-1 hereto; and subject to and together with the benefits and burdens of those matters (including, without limitation, reciprocal easement agreements, subject to the provisions of Article 4).

                  (b) a "Pre-Paid Lease" in the form annexed hereto as EXHIBIT D, executed by Seller, so as to convey to Purchaser leasehold title to the Side by Side Owned Properties which are not legally subdivided from adjacent property owned by Seller;

                  (c) the Assignment and Assumption Agreement annexed hereto as EXHIBIT C-1, executed in recordable form by Seller, so as to convey to Purchaser, subject to the Encumbrances and the Restriction set forth on EXHIBIT B-1 hereto, Seller's leasehold (or subleasehold) estate, right, title and interest in and to the Leased Properties and under the A-2.1 Leases and in and to the Side by Side Leased Properties (which have been bifurcated) and under the A-2.2 Leases which are or have been bifurcated from leases for adjacent property leased by Seller;

                  (d) a "Pre-Paid Sublease" in the form annexed hereto as EXHIBIT E , executed by Seller, so as to convey to Purchaser subleasehold title to any Side by Side Leased Properties the Leases for which have not been bifurcated in a manner reasonably acceptable to Seller and Purchaser from leases for adjacent property leased by Seller;

                  (e) the Assignment and Assumption Agreement annexed hereto as EXHIBIT C-2, executed in recordable form by Seller, so as to convey to Purchaser Seller's leasehold (or subleasehold) estate, right, title and interest in and to the Rental Rate Properties (other than the Rental Rate Property located in Virginia Beach, VA for which Seller shall deliver a sublease form of the Building Lease) subject to the Encumbrances and the Restriction set forth on EXHIBIT B-1 hereto;

                  (f) with respect to any Owned Property or Side by Side Owned Property which is adjacent to other property owned by Seller (which is or has been, operated as an integrated retail complex with such Owned Property or Side by Side Owned Property), a Reciprocal Easement Agreement annexed hereto as
EXHIBIT I, executed in recordable form by Seller;

                  (g) executed originals of the Leases and other documents and instruments relating to the Properties ("ANCILLARY DOCUMENTS") in Seller's possession, if available, or, if not available, copies thereof;

                  (h) physical possession of the Properties, free of all occupants, with Seller's furniture, fixtures, equipment and personal property removed;

                  (i) a "non-foreign person" affidavit in the form annexed hereto as EXHIBIT J;

                  (j) an estoppel certificate, executed by the lessor under each Lease, certifying that the Lease is in full force and effect; that the Lease has not been modified (except as set forth on EXHIBIT A-2.1, EXHIBIT A-2.2 or EXHIBIT A-3 attached hereto); the amount and dates to which minimum rent and additional rent have been paid; the commencement and expiration date of the Lease; the number and term of any option(s) to extend the Lease remaining unexercised; that, to such lessor's knowledge, Seller is not in default in the performance of any obligation under the Lease on Seller's part to be performed; that, to such lessor's knowledge, it is not in default in the performance of any obligation under the Lease on the lessor's part to be performed; the use permitted under the Lease; the terms of any existing exclusive use restrictions and/or so called "primary" use restrictions not disclosed or determinable by Seller's Records; and the amount of security deposit (if any), or, if the terms of the applicable Lease specify a form of estoppel certificate, and the lessor does not execute the form of estoppel certificate prescribed above within seven
(7) days after its receipt of request therefor, then containing such information as may be required to be provided therein by such Lease or, if such estoppel certificate is not provided by the lessor on or before the date of Closing, despite Seller's request and reasonable efforts to obtain same, a certificate by Seller containing such information based on Seller's knowledge, together with its indemnity against any damages suffered by Purchaser arising from any misrepresentation by Seller in such certificate, which indemnification shall survive for a period of one (1) year after Closing, provided however, Seller's estoppel shall not be sufficient to establish existing exclusive use restrictions not disclosed by Seller's Records (but Seller's estoppel, which is not qualified as being to the best of Seller's knowledge, shall be sufficient to establish so-called "primary" use restrictions), in which event Seller shall obtain a consent as specified by Section 5.2(m), whether or not otherwise required by the terms of the applicable Governing Agreement;

                  (k) to the extent Purchaser is not the beneficiary of an agreement in effect as of the date of Closing pursuant to which the holder of a mortgage encumbering a Leased Property, Side by Side Leased Property or Rental Rate Property has agreed that in the event of a foreclosure of the mortgage or should such holder obtain title by deed in lieu thereof, or otherwise, that the subject Lease will continue in full force and effect in accordance with the terms and provisions of the Lease, a Subordination, Non-Disturbance and Attornment Agreement, in favor of Purchaser from holders of mortgage(s) encumbering each such Leased Property, Side by Side Leased Property, or Rental Rate Property the foreclosure of which would extinguish Purchaser's rights to possession, substantially in the form of EXHIBIT K annexed hereto, or another form mutually and reasonably acceptable to Purchaser and the holder of such mortgage;

                  (l) if required, written consents from lessors under each of the applicable Leases to an assignment of the applicable Leases to Purchaser. If, however, Purchaser designates to Seller a "Permitted Designee" (as hereinafter defined) of the applicable Leased Properties, Side by Side Leased Properties or Rental Rate Properties prior to the date which is ten (10) days after the Execution Date) Seller shall obtain written consent from lessors under each of the applicable Leases to an assignment of the applicable Leases to such Permitted Designee;

                  (m) if required, written consents from lessors and/or third parties under each of the applicable Leases and other Governing Agreements to a change in use of the applicable Owned Properties, Side By Side Owned Properties, Leased Properties, Side by Side Leased Properties or Rental Rate Properties to Purchaser's Intended Use ("PURCHASER'S INTENDED USE" shall mean an Office Supply
Use). If, however, Purchaser designates to Seller a Permitted Designee of the applicable Owned Properties, Side By Side Owned Properties, Leased Properties, Side by Side Leased Properties or Rental Rate Properties prior to the date which is ten (10) days after the Execution Date, Seller shall obtain consent from lessor under each of the applicable Leases and/or third parties under the Governing Agreements to a change in use to the primary use of the Permitted Designee;

                  (n) written waivers of any valid and effective rights of first refusal, rights of offer or repurchase rights affecting any of the Owned Properties or Side by Side Owned Properties, provided however, Seller shall have no obligation to obtain such waiver with respect to any right to repurchase a Property in the event of discontinuance of operations at the subject Property if
(i) such right will not accrue within one (1) year after the date of Closing, or
(ii) Seller has obtained a written agreement to extend the applicable time period so that such right will not accrue within one (1) year after the date of Closing;

                  (o) written waivers of any recapture or other termination rights under each of the applicable Leases with respect to the applicable Leased Properties, Side by Side Leased Properties and Rental Rate Properties, provided however, Seller shall have no obligation to obtain such waiver with respect to any right to terminate a Lease or recapture a Property if (i) such right will not accrue within one (1) year after the date of Closing, or (ii) Seller has obtained a written agreement to extend the applicable time period so that such right will not accrue within one (1) year after the date of Closing;

                  (p) with respect to each Pre-Paid Sublease (and the Rental Rate Property in Virginia Beach, VA) a recognition agreement, executed by the applicable lessor under the Lease (and the lessor under any underlying lease superior to the Lease) in the form prescribed by the terms of the applicable Lease, if any, or substantially in the form annexed hereto as EXHIBIT L, or other form mutually and reasonably acceptable to Purchaser and the lessor under the applicable Lease;

                  (q) a Bill of Sale, substantially in the form attached hereto as EXHIBIT H, so as to convey to Purchaser all of Seller's right, title and interest in and to any improvements owned by Seller on Properties owned or leased by Seller;

                  (r) a statement of the then current book value of any improvements, fixtures or equipment owned by Seller on the Properties and conveyed to Purchaser;

                  (s) Seller's certification that, except as modified by the performance of Seller's obligations under this Agreement, the representations, covenants and warranties made by it herein are true and accurate as of the Closing in all material respects;

                  (t) with respect to all Properties where Seller or its affiliate owns, leases or subleases space adjacent to the applicable Property, or within the same shopping center as the applicable Property, an agreement, in the form annexed hereto as EXHIBIT B-2; and

                  (u) subject to Section 2.4 hereof, evidence of Seller's receipt of final subdivision approval from the applicable governmental authority if necessary, to convey fee title to a Side by Side Owned Property to Purchaser;

                  (v) an affidavit that either Seller has paid for all labor, materials, architectural services, supplies and equipment, and utilities serving the Properties for which a lien could arise, or that no such labor, materials, architectural services, supplies and equipment, and utilities have been provided to the Properties during the applicable period preceding Closing for which a lien could be filed in the event of non-payment;

                  (w) corporate authority documentation, corporate merger documents, a standard owner's affidavit of title, and such other documentation reasonably requested by the Title Company (not requiring any indemnification or undertaking by Seller) to permit the Title Company to issue a policy of title insurance to Purchaser, subject only to the Encumbrances not objected to by Purchaser (or with respect to which Purchaser has waived, or is deemed to have waived, such objection) pursuant to Section 4.1; and

                  (x) if Seller is required to remove or remediate Hazardous Substances in accordance with Section 14.2, evidence from applicable governmental authorities or a certification from a licensed, reputable consultant indicating that such Hazardous Substances have been removed or remediated in accordance with Applicable Laws, provided however, if continuing remediation or monitoring is required, Purchaser and Seller shall proceed to Closing and enter into a mutually and reasonably acceptable agreement for establishment of a cash escrow (not exceeding the limits of Seller's obligation under Section 14.2) assuring completion of remediation and/or continued treatment and monitoring until completion;

                  (y) with respect to any reciprocal easement agreement or similar agreement to which Seller is a party (other than with respect to a Side by Side Owned Property or Side by Side Leased Property) a written notice, if required or permitted under such agreement, giving notice of the conveyance and designating Purchaser or if requested by Purchaser, a Permitted Designee, as a party thereunder;

                  (z) with respect to each Side by Side Owned Property and Side by Side Leased Property, Seller shall have caused to be prepared, by a surveyor or civil engineer licensed in the jurisdiction in which the Property is located, a metes and bounds legal description conforming to the Lot Lines; and

                  (aa) for any Side by Side Owned Property, with respect to which Seller is prohibited by Applicable Law from conveying leasehold title as described in Section 2.3(c), a "Building Lease" in the form annexed hereto as EXHIBIT G, executed by Seller.

         5.3 At Closing, Purchaser shall deliver to Seller:

                  (a) the Consideration to be paid by Purchaser under Article 2, less the Deposit and all interest earned thereon;

                  (b) a "Pre-Paid Lease" in the form annexed hereto as EXHIBIT D, executed by Purchaser for the Side by Side Owned Properties which are not legally subdivided from adjacent property owned by Seller;

                  (c) the Assignment and Assumption Agreement annexed hereto as EXHIBIT C-1, executed in recordable form by Purchaser, for the Leased Properties and A-2 Leases which are or have been bifurcated from leases for adjacent property leased by Seller;

                  (d) a "Pre-Paid Sublease" in the form annexed hereto as EXHIBIT E , executed by Purchaser for the Side by Side Leased Properties the Leases for which have not been bifurcated in a manner reasonably acceptable to Seller and Purchaser from leases for adjacent property leased by Seller;

                  (e) for any Side by Side Owned Property with respect to which Seller is prohibited by Applicable Law from conveying leasehold title as described in Section 2.3(c), a "Building Lease" in the form annexed hereto as EXHIBIT G executed by Purchaser;

                  (f) the Assignment and Assumption Agreement annexed hereto as EXHIBIT C-2, executed in recordable form by Purchaser with respect to the Rental Rate Properties (provided however, with respect to the Virginia Beach, VA Rental Rate Property, Purchaser shall deliver a sublease form of the Building Lease executed by Purchaser) subject to the Encumbrances and the Restriction set forth on EXHIBIT B-1 hereto; and

                  (g) with respect to any Owned Property or Side by Side Owned Property which is or has been legally subdivided from other property owned or leased by Seller adjacent to the subject Property, a Reciprocal Easement Agreement annexed hereto as EXHIBIT I, executed in recordable form by Purchaser.

         5.4 The Properties listed on EXHIBIT A-4 are Properties with respect to which (i) the fee title is to be conveyed or the Lease assigned to Purchaser and
(ii) there exists a lease, more particularly described on EXHIBIT A-4, to a third party for premises other than the Kids R Us Store (the "THIRD PARTY LEASE"). Purchaser agrees that it shall lease to Seller, at Closing, the premises leased under the Third Party Leases pursuant to the terms of the Pre-Paid Lease annexed hereto as EXHIBIT D with reasonable modifications that are requested by either party to take into account the different circumstances, substituting Purchaser, as landlord, and Seller, as tenant, thereunder, for a term equal to the longer of ten (10) years, or the term of the respective Third Party Lease as same may be renewed by the tenant thereunder pursuant to the provisions of the Third Party Lease. Seller shall not extend the term of any Third Party Lease beyond the term thereof and any existing options. If the Seller party under such Pre-Paid Lease is not Toys "R" Us-Delaware, Inc., Toys "R" Us-Delaware, Inc. will execute and deliver to Purchaser a Guaranty substantially in the form annexed hereto as EXHIBIT N, with such modifications as shall reasonably be required to conform same to the facts and circumstances of such Guaranty.

         5.5 The following shall be apportioned between the parties on the basis of a three hundred sixty-five (365) day year, as of the day prior to Closing:

                  (a) All real, personal property and other taxes, including water and sewer charges, imposed upon the Properties or Seller as owner or lessee of the Properties. If Closing shall occur before the tax rate is fixed for any of such taxes, then the apportionment thereof shall be on the basis of the tax rate for the preceding year applied to the latest valuation and an adjustment shall be made after Closing, if necessary, promptly after the tax rate is determined for the year in which Closing occurs. If as of the date of Closing any one or more of the Properties shall be affected by any special or general assessments (including the amounts of any unpaid installments of each assessment), such assessments shall be paid in full at Closing, unless Purchaser agrees to take subject thereto in which case a credit for such unpaid amount shall be made against the Consideration to be paid at Closing.

                  (b) All rent, additional rent (other than percentage rent) and other charges payable under the Leases. If Closing shall occur before any component of rent, additional rent or other charges is determinable for the payment period during which the date of Closing shall occur then the apportionment thereof shall be on the basis of the payment thereof for the preceding payment period, and readjusted after Closing between Purchaser and Seller when the actual amount has been determined. Seller and Purchaser shall each pay percentage rent due under a Lease attributable to its own gross sales. If percentage rent is due for the year in which Closing occurs and percentage rent payable under a Lease is based upon gross sales of both Seller and Purchaser, then an adjustment shall be made by the parties after Closing so that Purchaser and Seller shall each pay only its "Percentage Rent Share" (as hereinafter defined). Purchaser's Percentage Rent Share shall be the product arrived at by multiplying (i) the percentage rent due under the applicable Lease by (ii) a fraction, the numerator of which is the gross sales of Purchaser and the denominator of which is the total gross sales at the applicable Leased Property, Side by Side Leased Property or Rental Rate Property for the reporting period in which Closing occurs. Seller's Percentage Rent Share shall be the difference between the percentage rent due under the applicable Lease and Purchaser's Percentage Rent Share.

                  (c) The provisions of this Section 5.5 shall survive Closing.

         5.6 Purchaser shall pay all normal recording costs. Each party shall be responsible for one-half (1/2) of any tax stamps, realty transfer tax, fee or other similar charge imposed by any applicable governmental statute, rule or regulation by reason of the transfer of title to the Owned Properties and the Side by Side Owned Properties, assignment of the Leases (or recording of an Assignment and Assumption Agreement), execution of a Pre-Paid Lease, Pre-Paid Sublease or Building Lease (or the recording of a memorandum thereof) for each Property. Purchaser and Seller shall each be responsible for their respective legal fees, except as otherwise provided in Section 13.4 hereof.

                            ARTICLE 6. CONDEMNATION.

         6.1 (a) In the event of a taking of a substantial portion of any one or more of the Properties prior to the date of Closing, Purchaser shall have the right, at its option, to either (a) terminate this Agreement with respect to the affected Property by giving Seller written notice to such effect, or (b) proceed to Closing, in which event (i) the Consideration shall be abated by the amount of the condemnation award allowed to Seller (either as owner or lessee in accordance with the terms of the applicable Lease) in respect of the affected Property, or (ii) to the extent the proceeds of any condemnation award have not been collected, the Consideration shall not be abated, but Seller shall assign to Purchaser all of Seller's right, title and interest in and to the condemnation proceeding and/or the condemnation award.

                  (b) If a Lease is subject to termination by the lessor thereunder by reason of a taking occurring after the Execution Date and prior to Closing, and this Agreement has not been terminated with respect to such Property in accordance with Section 6.1(a), an allocable portion of the Consideration (as determined by Section 2.3(a) hereof) and all Closing documents (including any assignment of the condemnation award pursuant to Section 6.1(a) above) for the subject Property, shall be deposited in escrow with the Title Company and Closing shall be postponed until expiration of such lessor's right to terminate the subject Lease. In the event of termination of a Lease by the lessor thereunder as a result of a taking of the applicable Property this Agreement shall terminate with respect to the affected Property and the Consideration for such Property shall be released from escrow and returned to Purchaser.

                            ARTICLE 7. RISK OF LOSS.

         7.1 (a) In the event of loss or damage to one or more of the Properties, this Agreement and the Consideration to be paid hereunder shall be unaffected and Seller and Purchaser shall proceed to Closing thereon (subject to Section 7.1(b) below), in which event Seller shall (a) assign to Purchaser and Purchaser shall have the right to make a claim for and to retain any casualty insurance proceeds received or to be received under the casualty insurance policies in effect with respect to the affected Property, and Purchaser shall receive a credit from the Consideration due at Closing for the amount of the deductible on such casualty insurance policy (which includes the amount for which Seller maintains self-insurance) or (b) if with respect to a Leased Property or Rental Rate Property for which the lessor under the Lease maintains insurance and has the obligation to restore the Property, Seller shall use good faith efforts to cause the lessor to restore the applicable Property pursuant to the applicable Lease.

                  (b) If a Lease is subject to termination by the lessor thereunder by reason of loss or damage to a Property occurring after the Execution Date and prior to Closing, an allocable portion of the Consideration (as determined by Section 2.3(a) hereof) and all Closing documents (including any assignment of casualty insurance proceeds pursuant to Section 7.1(a) above) for the subject Property, shall be deposited in escrow with the Title Company and Closing shall be postponed until expiration of such lessor's right to terminate the subject Lease. In the event of termination of a Lease by the lessor thereunder as a result of loss or damage to the applicable Property this Agreement shall terminate with respect to the affected Property and the Consideration for such Property shall be released from escrow and returned to Purchaser.

                             ARTICLE 8. BROKERAGE.

         8.1 Purchaser and Seller each represent that it has dealt with no broker or brokers with respect to the Properties or the negotiation, execution or delivery of this Agreement, other than DJM Asset Management, LLC. Seller shall pay any brokerage commission payable to DJM Asset Management, LLC in connection with this transaction. Each party shall indemnify, defend and hold each other harmless from and against any claims or demands for brokerage commissions, finder's fees or other compensation resulting from a breach by it of the foregoing representations. The within indemnity shall survive Closing.

                              ARTICLE 9. REMEDIES

         9.1 Notwithstanding any law, rule of court or custom to the contrary, if Seller shall default in any of its obligations to be performed under this Agreement and such default shall continue for thirty (30) days after receipt of notice thereof by Seller (which thirty (30) day period shall be extended if the default cannot reasonably be cured within said thirty (30) day period, provided Seller is proceeding with due diligence to cure same), Purchaser's sole remedies for Seller's failure to perform its obligations under this Agreement shall be:

                  (a) the right to terminate this Agreement, whereupon the Deposit and all interest earned thereon shall be refunded to Purchaser, and to seek and collect from Seller an amount equal to the actual, out-of-pocket costs and expenses incurred by Purchaser in connection with this Agreement, and, except with respect to those matters expressly stated to survive termination of this Agreement, neither party shall have any further liability hereunder, or

                  (b) the right to seek to obtain specific performance of Seller's obligations hereunder, provided that any action for specific performance shall be commenced within three hundred sixty-five (365) days after such default, or

                  (c) if Seller's default is willful then, in addition to the foregoing, Purchaser may pursue any and all other remedies available to Purchaser at law or in equity.

         9.2 IF PURCHASER SHALL DEFAULT IN ANY OF ITS OBLIGATIONS TO BE PERFORMED UNDER THIS AGREEMENT AND SUCH DEFAULT SHALL CONTINUE FOR THIRTY (30) DAYS AFTER RECEIPT OF NOTICE THEREOF BY PURCHASER (WHICH THIRTY (30) DAY PERIOD SHALL BE EXTENDED IF THE DEFAULT CANNOT REASONABLY BE CURED WITHIN SAID THIRTY
(30) DAY PERIOD, PROVIDED PURCHASER IS PROCEEDING WITH DUE DILIGENCE TO CURE
SAME), SELLER SHALL, AS ITS SOLE AND EXCLUSIVE REMEDY, HAVE THE RIGHT TO TERMINATE THIS AGREEMENT AND RETAIN ALL OR PORTION OF THE DEPOSIT AS LIQUIDATED DAMAGES, AND NOT AS A PENALTY (WHICH LIQUIDATED DAMAGES SHALL BE EQUAL TO THE PRODUCT OF THE DEPOSIT, MULTIPLIED BY A FRACTION, THE NUMERATOR OF WHICH SHALL BE THE CONSIDERATION AS ADJUSTED PURSUANT TO SECTION 2.3 AND THE DENOMINATOR OF WHICH SHALL BE THE CONSIDERATION SET FORTH IN SECTION 2.2(a) HEREOF), AND THEREAFTER, EXCEPT WITH RESPECT TO THOSE MATTERS EXPRESSLY STATED TO SURVIVE TERMINATION OF THIS AGREEMENT, NEITHER PARTY SHALL HAVE ANY FURTHER LIABILITY HEREUNDER. SELLER AND PURCHASER ACKNOWLEDGE AND AGREE THAT THE DAMAGES BY REASON OF PURCHASER'S DEFAULT WILL BE EXTREMELY DIFFICULT AND IMPRACTICABLE TO ASCERTAIN. THEREFORE, SELLER AND PURCHASER AGREE THAT THE DEPOSIT, AS ADJUSTED HEREBY, REPRESENTS A REASONABLE ESTIMATE OF SELLER'S DAMAGES.

         -----------------                              --------------------
         Seller's Initials                              Purchaser's Initials


                             ARTICLE 10. SURVIVAL.

         10.1 Except as to those matters expressly stated to survive closing of title hereunder, delivery and acceptance of the deed and/or Assignment and Assumption Agreement, Pre-Paid Lease, Building Lease and/or Pre-Paid Sublease at Closing shall be deemed to constitute full compliance by Seller with all of the terms, covenants and conditions on Seller's part to be performed.

         10.2 To the extent of any conflict between the terms of this Agreement which survive Closing and the terms of the Pre-Paid Lease, Building Lease or Pre-Paid Sublease or other closing document, the terms of this Agreement shall control.

                              ARTICLE 11. NOTICES.

         11.1 Subject to the further provisions of this Article 11, whenever it is provided herein that any notice, demand, request, consent, approval or other communication shall or may be given to either of the parties by the other, it shall be in writing and, any law or statute to the contrary notwithstanding, shall not be effective for any purpose unless same shall be given or served by registered or certified mail, postage prepaid, return receipt requested, or by a recognized overnight mail carrier (public or private) addressed as follows, or by personal delivery to the following addresses:

          If to Seller:       TOYS "R" US, INC.
                              One Geoffrey Way
                              Wayne, New Jersey 07470
                              Attention: Vice President -
                                         Real Estate, Design and Construction

          with a copy to:     TOYS "R" US, INC.
                              One Geoffrey Way
                              Wayne, New Jersey 07470
                              Attention: Vice President -
                                         Real Estate Counsel

          If to Purchaser:    OFFICE DEPOT, INC.
                              2200 Old Germantown Road
                              Delray Beach, Florida 33445
                              Attention:  Senior Vice President - Real Estate
          with a copy to:     OFFICE DEPOT, INC.
                              2200 Old Germantown Road
                              Delray Beach, Florida 33445
                              Attention:  Real Estate - Legal Department

or at such other address as either party may from time to time designate by notice to the other as herein provided.

         11.2 Any notice hereunder shall be deemed to have been given or served on the date on which such notice is delivered to the party intended; delivered to the then designated address of the party intended; rejected at the then designated address of the party intended; or upon inability to deliver because of changed address of which no notice was given. Notices may be given by a party's attorney or other representative.

                           ARTICLE 12. ASSIGNABILITY.

         12.1 This Agreement may not be assigned by Purchaser without Seller's prior consent, provided, however, that Purchaser may (i) designate, without consent by Seller, Office Depot of Texas, L.P., a Delaware limited partnership and/or Office Depot of Indiana, L.P., a Delaware limited partnership as assignee, lessee or purchaser at Closing with respect to any Property, provided Purchaser executes a Guaranty in the form of EXHIBIT N attached hereto, or (ii) designate, without consent by Seller, the entities identified on EXHIBIT M annexed hereto ("PERMITTED DESIGNEES") as assignees, lessees or purchasers at Closing with respect to any Property, so that, in either event, the Deed, Assignment and Assumption Agreement, Pre-Paid Lease, Building Lease or Pre-Paid Sublease, as the case may be, for such Property may be delivered to, or entered into with, Purchaser's designees.

                           ARTICLE 13. MISCELLANEOUS.

         13.1 This Agreement may be executed in counterparts, each of which shall be deemed an original. The signature of a party to any counterpart may be attached to any other counterpart. Any counterpart to which is attached the signatures of all parties shall constitute an original of this Agreement.

         13.2 This Agreement, the Preliminary Statement and Exhibits annexed hereto and hereby made a part hereof constitute the entire understanding between the parties hereto and all prior agreements between the parties with respect to the subject matter hereof are deemed to be merged herein.

         13.3 This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed, interpreted and enforced in accordance with the internal laws of the State of New Jersey (without giving effect to the principles thereof relating to conflicts of law), except to the extent the laws of the State where a Property is located are required to apply. Any legal action or proceeding with respect to this Agreement may be brought in the courts of the State of New Jersey or of the United States sitting in the State of New Jersey.

         13.4 If either party brings an action at law or in equity to enforce or interpret this Agreement, the prevailing party in such action shall be entitled to recover reasonable attorney's fees and court costs for all stages of litigation, including, but not limited to, appellate proceedings, in addition to any other remedy granted.

         13.5 The rule of strict construction shall not apply to this Agreement. This Agreement has been prepared by Seller and its professional advisors and reviewed and modified by Purchaser and its professional advisors. Seller, Purchaser and their separate advisors believe that this Agreement is the product of all of their efforts, that it expresses their agreements, and that it should not be interpreted in favor of or against either Seller or Purchaser merely because of their efforts in preparing it.

         13.6 If any clause or provision of this Agreement is held to be illegal, invalid or unenforceable, or the application thereof to any person or circumstance shall to any extent be illegal, invalid or unenforceable, under present or future laws effective during the term hereof or of any provisions hereof which survive Closing, then and in any such event, it is the express intention of the parties hereto that the remainder of this Agreement, or the application of such clause or provision other than to those as to which it is held illegal, invalid or unenforceable, shall not be affected thereby, and each clause or provision of this Agreement and the application thereof shall be legal, valid and enforceable to the fullest extent permitted by law.

         13.7 Each party agrees that at any time or from time to time upon written request of the other party, it will execute and deliver all such further documents and do all such other acts and things as may be reasonably required to confirm or consummate the within transaction.

         13.8 Seller agrees at all times to reasonably cooperate with Purchaser's efforts to obtain any permits, licenses variances and/or approvals with respect to Purchaser's operation and/or occupation of any Property and to promptly execute and/or file any application, request, consent or other document reasonably requested by Purchaser and/or to appear at any public hearings, if required. Purchaser shall, except as otherwise provided in this Agreement, reimburse Seller any reasonable out-of-pocket costs and expenses incurred by Seller in cooperating with Purchaser in accordance with this Section 13.8. The provisions hereof shall survive Closing.

         13.9 This Agreement shall apply to, inure to the benefit of and be binding upon and enforceable against the parties hereto and their respective successors, permitted assigns, heirs, executors, administrators and legal representatives to the same extent as if specified at length throughout this Agreement.

         13.10 The term "DAYS" shall be deemed to mean calendar days. If the date for performance of any action or for the expiration of any time period shall fall on a weekend or a holiday honored by the federal government, such date of performance or expiration shall be extended until the next business day.

         13.11 The headings inserted at the beginning of each paragraph are for convenience of reference only and shall not limit or otherwise affect or be used in the construction of any of the terms or provisions hereof. The plural shall include the singular and the singular, the plural, wherever the context so requires. The use of any one gender shall include all others.

         13.12 This Agreement shall not be modified or amended unless such amendment is set forth in writing and executed by both Seller and Purchaser with the formalities hereof.

         13.13 Between the Execution Date and the date of Closing, except as otherwise expressly provided herein, neither Seller nor Purchaser shall (and each party shall cause its respective agents, employees, attorneys and advisors including, without limitation, financial institutions to not) disclose, make known, divulge, disseminate or communicate the Consideration or any of the terms of this Agreement or this transaction or any agreement, document or understanding pertinent to the transaction contemplated by this Agreement or the Properties, except (a) as required by law, (b) to the applicable party's employees and advisors involved in the subject transaction, and (c) by Purchaser, the non-financial terms hereof to Permitted Designees. The provisions of this Section 13.13 shall survive the termination of this Agreement.

         13.14 Any public statements, announcements or press releases relating to this Agreement or the transaction contemplated herein shall be jointly prepared by Seller and Purchaser prior to any public statements, announcements or press releases being made.

         13.15 The parties hereto acknowledge that Seller may elect to exchange any Property qualifying for tax-free exchange under Section 1031 of the Internal Revenue Code of 1986 (the "CODE"). Purchaser hereby agrees to take such steps as Seller may reasonably require in order to complete a tax-deferred exchange, including, without limitation, paying all or a portion of the Consideration to a third party. In connection herewith, Purchaser shall not be obligated to incur any costs or expenses greater than those Purchaser would have incurred had Seller not elected to effect an exchange. In no event shall Purchaser be obligated to acquire title to any other property, whether by deed, lease or contract right, for the benefit of Seller or its assignee, and in no event shall any such tax-free exchange delay Closing, otherwise adversely affect Purchaser, or be a condition precedent to the Closing.

                           ARTICLE 14. ENVIRONMENTAL

         14.1 DEFINITIONS.

                  (a) "APPLICABLE LAW" means any and all federal, state, municipal or other governmental statutes, laws, rules, regulations, legally enforceable guidelines and case law.

                  (b) "DISCHARGED" means released, leaked, discharged or emitted.

                  (c) "HAZARDOUS SUBSTANCES" means any substance, waste or material defined by Applicable Law as hazardous or toxic, or as pollution, a pollutant, contamination or a contaminant (other than asbestos containing materials which is addressed in Section 4.6(a) hereof).

         14.2 Purchaser may, prior to March 31, 2004, deliver notice to Seller (which notice shall include a copy of any report or study obtained by Purchaser) of Hazardous Substances discovered on the Properties in concentrations requiring removal or remediation in accordance with Applicable Laws related to Hazardous Substances. Except to the extent removal or remediation of such Hazardous Substances is the obligation of a lessor or other third-party under the Governing Agreements, Seller shall, prior to Closing, remove or remediate such Hazardous Substances, in accordance with Applicable Law, and in such manner as will not materially interfere with Purchaser's ability to use the subject Property for retail use, provided however, if the cost to remove or remediate Hazardous Substances at any one Property (including any costs or expenses Seller has incurred, or is obligated to incur, to remove or remediate asbestos containing materials in accordance with Section 4.6(a) hereof), is estimated by a qualified environmental engineer, consultant or contractor to cost in excess of Five Hundred Thousand Dollars ($500,000.00), Seller may, by notice to Purchaser (accompanied by a reasonably detailed estimate from such engineer, consultant or contractor), terminate this Agreement with respect to such Property and neither party shall have any further obligations hereunder with respect to said Property. Purchaser may supersede and void Seller's notice of termination if, within ten (10) days after receipt of Seller's notice of termination, Purchaser agrees in writing, by notice to Seller, that Purchaser shall pay the reasonable costs and expenses of such removal or remediation actually incurred by Seller in excess of Five Hundred Thousand Dollars ($500,000.00) to Seller from time to time, within ten (10) days after demand, as incurred by Seller. If removal or remediation of such Hazardous Substances is the obligation of a lessor or other third party, Seller will make demand and use good faith efforts to cause such lessor or third party to perform such removal or remediation prior to Closing (however, failure of such lessor or third party to complete such removal or remediation prior to Closing shall not delay Closing hereunder).

         14.3 Seller shall indemnify, defend and hold Purchaser and its officers, directors, shareholders, employees and affiliates harmless against any liabilities, losses, claims, expenses or costs (including, without limitation, legal fees) of any nature arising from, or related to, Hazardous Substances discharged on any of the Properties by Seller, its agents, employees or contractors during the time same were owned or operated by Seller or any of its affiliates.

         14.4 Seller shall, at Purchaser's option, assign, transfer or otherwise do whatever is necessary to permit Purchaser to enforce any rights which Seller or any of its affiliates has under any of the Leases for any of the Properties which address third-party liability for Hazardous Substances or a violation by third-parties of any Applicable Law related to Hazardous Substances, including, without limitation, the right of Seller or any of its affiliates to enforce any indemnity or any breach of such Leases, including any representations and warranties.

         14.5 Notwithstanding anything to the contrary contained herein, the terms of this Article 14 shall survive the Closing or termination of this Agreement.



                   [Balance of page intentionally left blank]

[SIGNATURE PAGE ATTACHED TO PURCHASE AND SALE AGREEMENT DATED MARCH ___, 2004 BETWEEN OFFICE DEPOT, INC. AND TOYS "R" US, INC. AND ITS AFFILIATED COMPANIES]

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

PURCHASER:                                 OFFICE DEPOT, INC.

                                           By:
                                              ---------------------------------
                                              Name:
                                                   ----------------------------
                                              Title:
                                                   ----------------------------

SELLER:                                    TOYS "R" US, INC.

                                           By:
                                              ---------------------------------
                                              Name:
                                                   ----------------------------
                                              Title:
                                                   ----------------------------

TOYS "R" US-PENN, INC.                     TOYS "R" US-NY LLC
                                           By:   Toys "R" Us -Delaware, Inc.
                                                    its managing member

By:                                        By:
   -------------------------------            ---------------------------------
   Name:                                      Name:
        --------------------------                 ----------------------------
   Title:                                     Title:
        --------------------------                 ----------------------------

TOYS "R" US-MASS., INC.                    TOYS "R" US-TEXAS LLC
                                           By:   Toys "R" Us -Delaware, Inc.
                                                    its managing member

By:                                        By:
   -------------------------------            ---------------------------------
   Name:                                      Name:
        --------------------------                 ----------------------------
   Title:                                     Title:
        --------------------------                 ----------------------------

TOYS "R" US-OHIO, INC.                     TOYS "R" US-DELAWARE, INC.


By:                                        By:
   -------------------------------            ---------------------------------
   Name:                                      Name:
        --------------------------                 ----------------------------
   Title:                                     Title:
        --------------------------                 ----------------------------

                                LIST OF EXHIBITS

Exhibit A-1.1 -  Owned Properties

Exhibit A-1.2 -  Side by Side Owned Properties

Exhibit A-2.1 -  Leases and Leased Properties

Exhibit A-2.2 -  Leases and Side by Side Leased Properties

Exhibit A-3   -  Leases and Rental Rate Properties

Exhibit A-4   -  Surplus Property Locations

Exhibit A-5   -  Seller Entities

Exhibit B-1   -  Toys "R" Us Restriction

Exhibit B-2   -  Office Depot Restrictions

Exhibit C-1   -  Assignment and Assumption Agreement (Leased Properties)

Exhibit C-2   -  Assignment and Assumption Agreement (Rental Rate Properties)

Exhibit D     -  Pre-Paid Lease

Exhibit E     -  Pre-Paid Sublease

Exhibit F     -  List of Omitted Information

Exhibit G     -  Building Lease

Exhibit H     -  Bill of Sale

Exhibit I     -  Reciprocal Easement Agreement

Exhibit J     -  Non-Foreign Person Affidavit

Exhibit K     -  Subordination, Non-disturbance and Attornment Agreement

Exhibit L     -  Recognition Agreement

Exhibit M     -  Permitted Designees


                                  Schedule 3-1

Exhibit N     -  Guaranty


                      LIST OF SCHEDULES

Schedule 1    -  Material Physical Defects

Schedule 2    -  Assessments

Schedule 3    -  Delayed Due Diligence Properties

                 Exhibits and Schedule omitted - considered confidential and proprietary




                                  Schedule 3-2